EXHIBIT 4(c)

                              SAMPLE

                STOCK OPTION ASSUMPTION AGREEMENT



     THIS AGREEMENT is made as of the             (Effective
Date), between Amdahl Corporation, a Delaware corporation
(Amdahl) and                       (Optionee).

     WHEREAS Optionee was the holder of one or more outstanding non-qualified options to purchase Class A Subordinate Voting Shares of DMR Group Inc., (DMR Stock), which were granted to Optionee pursuant to the Stock Option Plan of DMR Group Inc. and which, on the amalgamation of DMR Group Inc. (DMR) and Amdahl Canada Acquisition, Inc. following the indirect acquisition of DMR by Amdahl, became, pursuant to the terms of the Stock Option Plan of DMR, options of an equivalent value to acquire common shares of the successor corporation;

     WHEREAS Optionee and DMR have, in order to evidence each such option, entered into a formal stock option agreement (Prior
Option Agreement);

     WHEREAS Amdahl and Optionee desire that Amdahl assume the obligations of DMR under such Prior Option Agreement;

     NOW, THEREFORE, it is hereby agreed as follows:

     1. Optionee hereby represents that he or she is, as of the Effective Date, an employee of DMR and the holder of the options to purchase the number of DMR Class A Subordinate Voting Shares indicated below at the subscription or exercise price(s) per share set forth below (DMR Stock Options). Amdahl hereby assumes all the duties and obligations of DMR under each such option and hereby agrees to issue up to the number of shares of Amdahl common stock, par value of $.05 per share, indicated below for each such assumed option upon (i) exercise of that option in accordance with the provisions of the Prior Option Agreement applicable thereto (as supplemented hereby) and (ii) payment of the adjusted exercise price per share set forth below.

     DMR Stock Options                 Amdahl Assumed Options

                                      Adjusted       Adjusted
Date      #Shares   Subscription      # Shares       Exercise
Granted   of DMR    Price/Share       of Amdahl     Price/Share

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     2.   The number of shares of Amdahl common stock purchasable
under each DMR Option hereby assumed and the exercise price payable thereunder have been adjusted under Paragraph 1 to reflect the value of DMR Stock on the Effective Date, as compared to the fair market value of Amdahl common stock on the Effective Date. Amdahl and Optionee agree that the value of DMR Stock on the Effective Date is equal to the value of DMR Stock on the date of the last transaction in DMR Stock. Any fractional share of Amdahl common stock which would have otherwise resulted from such adjustments has been eliminated from each DMR Stock Option hereby assumed, and the number of Amdahl shares purchasable under each of the assumed options has accordingly been rounded down to the next whole share.

     3. The date of grant, the exercise installment dates and other termination provisions of each DMR Stock Option hereby assumed by Amdahl shall remain the same as set forth in the Prior Option Agreement applicable to such option and shall accordingly govern and control the Optionee's rights under this Agreement to purchase Amdahl common stock. However, all references to the Company in each Prior Option Agreement shall, unless the context otherwise requires, mean Amdahl, and all references to affiliate shall mean any corporation (other than Amdahl) in an unbroken chain of corporations beginning with Amdahl, provided each of the corporations (other than the last corporation in the unbroken chain) owns, at the time of determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock of one of the other corporations in such chain.

     4.   All the remaining terms and conditions of the Prior
Option Agreement shall not in any way be affected by this Agreement and shall remain in full force and effect.

     5. This Agreement shall be binding upon, and inure to the benefit of, the successors and assigns of Amdahl Corporation and the executors, administrators, heirs and legatees of the Optionee's estate.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set for the above.



                                   (Optionee)


                                   AMDAHL CORPORATION


                                   By
                                   Anthony M. Pozos
                                   Senior Vice President
                                   Human Resources and
                                   Corporate Services